Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into effective as of February 22, 2012 (the “Effective Date”), by and between The NASDAQ OMX Group, Inc. (the “Company”) and Robert Greifeld (the “Executive”).

WHEREAS, the Executive and the Company (f/k/a The Nasdaq Stock Market, Inc) entered into a previous employment agreement, dated as of January 1, 2007 (the “Prior Agreement”), and subsequently entered into an amendment to the Prior Agreement, dated as of December 31, 2008 (the “2008 Amendment”); and

WHEREAS, the Executive and the Company desire to terminate the Prior Agreement and the 2008 Amendment as of the Effective Date and enter into a new employment agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Agreement. Subject to Section 8 below, the term of this Agreement shall commence on the Effective Date and end on February 22, 2017 (the “Term”).

2. Position.

(a) Duties. The Executive shall serve as the Company’s Chief Executive Officer and shall have such other duties as agreed to by the Executive and the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties and authority as shall be determined from time to time by the Board and as shall be consistent with the by-laws of the Company as in effect from time to time; provided, however, that, at all times, the Executive’s duties and responsibilities hereunder shall be commensurate in all material respects with his status as the senior-most officer of the Company. During the Term, the Executive shall devote his full time and best efforts to his duties hereunder. The Executive shall report directly to the Board (or any committee of the Board designated for this purpose). In addition, the Executive agrees to continue to serve during the Term as a member of the Board to the extent he is periodically elected or appointed to such position in accordance with the by-laws of the Company and applicable law.

(b) Company Code of Ethics. The Executive shall comply in all respects with the Company’s Code of Ethics and all applicable corporate policies referenced in the Code of Ethics, as may be amended from time to time (the “Code of Ethics”). The Executive may, in accordance with the Code of Ethics, (i) engage in personal activities involving charitable, community, educational, religious or similar organizations and (ii) manage his personal investments; provided, however, that, in each case, such activities are in all respects consistent with applicable law, the Employee Confidentiality, Non-Solicitation and Invention Assignment Agreement dated as of February 22, 2012 attached as Exhibit A (“Confidentiality Agreement”) and Section 9 below.

3. Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $1,000,000. The Base Salary shall be payable in regular payroll installments in accordance with the Company’s payroll practices as in effect from time to time (but no less frequently than monthly). The Management Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least annually and may (but shall be under no obligation to) increase (but not decrease) the Base Salary on the basis of such review.

4. Annual Bonus.

(a) Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to participate in the Executive Corporate Incentive Plan of the Company (the “Bonus Program”) in accordance with the terms and provisions of such Bonus Program as established from time to time by the Compensation Committee and pursuant to which the Executive will be eligible to earn an annual cash bonus (the “Annual Bonus”). Pursuant to the terms of the Bonus Program, the Executive shall be eligible to earn, for each full calendar year during the Term, a target Annual Bonus of not less than 200% of Base Salary (the product, the “Target Bonus”) based upon the achievement of one or more performance goals established for such year by the Compensation Committee. The Executive shall have the opportunity to make suggestions to the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goals. The Compensation Committee shall review the Target Bonus at least annually and may (but shall be under no obligation to) increase (but shall not decrease) the Target Bonus on the basis of such review. The Target Bonus for each year during the Term shall never be less than the Target Bonus for the immediately preceding year.

(b) Timing and Deferral of Annual Bonus. The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year, but in no event later than March 15th following the end of the calendar year to which such Annual Bonus relates.

5. Equity Compensation. Based on the Compensation Committee’s evaluation of the performance of the Company and Executive, peer group market data, internal equity and consistent with past practices with respect to the combined aggregate value of the grants of options, restricted shares and performance share units, the Executive may be granted equity awards, pursuant to the Company’s Equity Incentive Plan (the “Stock Plan”), which has been adopted by the Board and may from time to time be amended. The applicable provisions of the Company’s Stock Plan or each equity award agreement executed by the Executive and the Company shall govern the treatment of the equity awards.

6. Employee Benefits. During the Term, the Company shall provide the Executive with benefits on the same basis as benefits are generally made available to other senior executives of the Company, including, without limitation, medical, dental, vision, disability and life insurance, financial and tax planning services and retirement benefits. The Executive shall be entitled to four weeks of paid vacation to be used in accordance with the Company’s then current vacation policy; provided, however, that, in the event the Executive’s employment ends for any reason, the Executive shall be paid only for unused vacation that accrued in the calendar year his employment terminated and any unused vacation for any prior year shall be forfeited.

7. Business and Other Expenses.

(a) Business Expenses. During the Term, the Company shall reimburse the Executive for reasonable business expenses incurred by him in the performance of his duties hereunder in accordance with the policy established by the Compensation Committee.

(b) Transportation and Security. During the Term, in accordance with the directives of the Compensation Committee, the Company shall provide the Executive with an automobile and driver during the business week for personal and business use and at other times as required for business purposes. The driver shall have security training if the Executive and the Compensation Committee determine in good faith that such security training is necessary or advisable for the personal safety of the Executive or his family.

8. Termination. Notwithstanding any other provision of this Agreement, subject to the further provisions of this Section 8, the Company may terminate the Executive’s employment or the Executive may resign such employment for any reason or no stated reason at any time, subject to the notice and other provisions set forth below:

(a) Generally. In the event of the termination of the Executive’s employment for any reason, the Executive shall receive payment of (i) any unpaid Base Salary through the Date of Termination (as defined below), to be paid in accordance with Section 3 above, (ii) subject to Section 6 above, any accrued but unpaid vacation through the Date of Termination payable within 14 days of the Date of Termination (iii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the Date of Termination, payable in accordance with Section 4(b) (the “Base Obligations”). In addition, in the event of the Executive’s termination of employment, the applicable provisions of the Company’s Stock Plan or each equity award agreement executed by the Executive and the Company shall govern the treatment of the equity awards.

For purposes of this Agreement, “Date of Termination” means (i) in the event of a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason, the date specified in a written notice of termination (or, if not specified therein, the date of delivery of such notice), but in no event earlier than the expiration of the cure periods set forth in Section 8(b)(ii) or 8(b)(iii) below, respectively; (ii) in the event of a termination of the Executive’s employment by the Company without Cause, the date specified in a written notice of termination (or if not specified therein, the date of delivery of such notice); (iii) in the event of a termination of the Executive’s employment by the Executive without Good Reason, the date specified in a written notice of termination, but in no event less than 60 days following the date of delivery of such notice; (iv) in the event of a termination of the Executive’s employment due to Permanent Disability (as defined below), the date the Company terminates the Executive’s employment following the certification of the Executive’s Permanent Disability;

(v) in the event of a termination of employment due to the Executive’s death, the date of the Executive’s death; or (vi) in the event of a termination of the Executive’s employment by the Executive due to a Non-Continuation Notice, the date set forth in the written notice of termination, in accordance with the notice period set forth in Section 8(f), unless the Board consents to an earlier date.

(b) Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with Change in Control.

(i) The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason pursuant to this Section 8(b), the Executive shall, subject to Section 8(i) below, and unless the Executive is entitled to the CIC Severance Benefits (as defined below), be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “Severance Benefits”):

(A) Severance Payment. The Company shall pay the Executive an amount (the “Severance Payment”) equal to the sum of (I) two times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination, (II) the Target Bonus and (III) any pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation. “Pro-Rata Target Bonus Calculation” is determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five. The Severance Payment is payable in substantially equal monthly installments for the twelve month period following the Executive’s Date of Termination, with the first installment to be paid in the month following the month in which the Release Effective Date occurs; provided, however (consistent with the requirements of Section 409A), that if the 60 day period described in Section 8(i) below begins in one calendar year and ends in another, the first installment of the Severance Payment shall be paid not earlier than January 1 of the calendar year following the Date of Termination (the period during which the Severance Benefits are paid being the “Severance Period”); and

(B) Health Care Coverage Payments. The Company shall pay to the Executive on a monthly basis during the Coverage Period a taxable cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that the Executive would pay for such coverage if the Executive was an active employee. “Coverage Period” shall mean the period commencing on the first day of the Severance Period and ending on the earlier of (i) the expiration of 24 months from the first day of the Severance Period, and (ii) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer. The payments provided by this Section shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Date of Termination.

All other benefits, if any, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The Severance Benefits are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release (as described in Section 8(i) below) and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(b)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the Severance Period, the Executive breaches in any material respect any of his obligations under Section 9, or the Confidentiality Agreement, the Company may, upon written notice to the Executive (x) terminate the Severance Period and cease to make any further payments of the Severance Payment and (y) cease any health care coverage payments, except in each case as required by applicable law.

(ii) For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property (with the exception of minor traffic violations or similar misdemeanors); (B) the Executive’s repeated neglect of his duties to the Company; or (C) the Executive’s willful misconduct in connection with the performance of his duties or other material breach by the Executive of this Agreement; provided however, that the delivery of a Non-Continuation Notice by the Executive shall not constitute Cause for purposes of this Agreement; provided further that the Company may not terminate the Executive’s employment for Cause unless (x) the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination within 90 days following the date the Board is informed of such grounds at a meeting of the Board and (y) the Executive has not, within 30 days following receipt of such notice, cured such Cause (if capable of cure) in a manner that is reasonably satisfactory to the Board.

(iii) For purposes of this Agreement, “Good Reason” shall mean the Company (A) reducing the Executive’s position, duties, or authority; (B) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his position without reduction in position, duties or authority; (C) relocating the Executive’s principal work location beyond a 50 mile radius of his work location as of the Effective Date (provided that this Clause (C) shall apply only to a relocation that occurs during the two year period beginning upon a Change of Control, as defined below, and ending two years thereafter); or (D) committing any other material breach of this Agreement; provided, however, that the occurrence of a Change in Control, following which the Company continues to have its common stock publicly traded and the Executive is offered continued employment as the principal executive officer with substantially the same duties and authority as he has hereunder of such publicly traded entity, shall not be deemed to give rise to an event or condition constituting Good Reason; and provided further that no event or condition shall constitute Good Reason unless

(x) the Executive gives the Company a Notice of Termination specifying his objection to such event or condition within 90 days following the occurrence of such event or condition, (y) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company’s receipt of such notice and (z) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (y).

(c) Permanent Disability.

(i) The Executive’s employment hereunder shall terminate upon his Permanent Disability. Upon termination of the Executive’s employment due to Permanent Disability, the Executive shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, (A) a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation and payable in a lump sum within 30 days following the Release Effective Date (provided that if the 60 day period described in Section 8(i) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination) and (B) accelerated vesting of all unvested stock options awarded to the Executive by the Company as of the Effective Date and, in accordance with Section 5, each equity award agreement executed by the Executive and the Company shall describe the treatment of the equity awards under this Section 8(c). All other benefits, if any, due the Executive following termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any other severance plan, policy or program of the Company.

(ii) For purposes of this Agreement, “Permanent Disability” means either (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Executive shall be deemed Permanently Disabled if he is determined to be (i) totally disabled by the Social Security Administration or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Permanent Disability hereunder. Otherwise, such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (unless he is then legally incapacitated, in which case such physician shall be reasonably acceptable to the Executive’s authorized legal representative).

(d) Death. The Executive’s employment hereunder shall terminate due to his death. Upon termination of the Executive’s employment hereunder due to death, the Executive’s estate shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations,(A) a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, determined in accordance with the Pro Rata Target Bonus Calculation and payable in a lump sum within 30 days following the Release Effective Date (provided that if the 60 day period described in Section 8(i) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination) and (B) accelerated vesting of all unvested stock options awarded to the Executive by the Company as of the Effective Date and, in accordance with Section 5, each equity award agreement executed by the Executive and the Company shall describe the treatment of the equity awards under this Section 8(d). All other benefits, if any, due the Executive’s estate following termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company.

(e) For Cause by the Company or Without Good Reason by the Executive. The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. Upon termination of the Executive’s employment for Cause or without Good Reason pursuant to this Section 8(e) (provided that a termination by the Executive in accordance with a Non-Continuation Notice shall not constitute a termination without Good Reason pursuant to this Section 8(e)), the Executive shall have no further rights to any compensation (including any Annual Bonus) or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive’s termination of employment pursuant to this Section 8(e) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy, or program of the Company.

(f) Termination of Employment due to a Non-Continuation Notice. The Executive’s employment hereunder may be terminated by the Executive by providing at least 270 days prior written notice to the Company designating the termination as being pursuant to this Section 8(f) (a “Non-Continuation Notice”). Upon termination of the Executive’s employment pursuant to a Non-Continuation Notice, the Executive shall, subject to Section 8(i), be entitled to receive, in addition to the Base Obligations, a pro-rata Target Bonus with respect to the calendar year in which the Date of Termination occurs determined in accordance with the Pro Rata Target Bonus Calculation and payable in substantially equal monthly installments for the twelve month period following the Executive’s Date of Termination with the first installment to be paid in the month following the month in with the Release Effective Date occurs (provided that if the 60 day period described in Section 8(i) below begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Date of Termination), the equity awards described in Section 5 and continued vesting of outstanding performance share units, and/or other forms of equity compensation issued during and/or prior to the Term, based on actual performance during the respective performance periods. The Executive acknowledges and agrees that the compensation paid under this Section 8(f) is fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder, and is subject to the Executive complying in all material respects with his obligations under Section 9 or the Confidentiality Agreement. All other benefits, if any, due the Executive following termination pursuant to this Section 8(f) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

(g) Termination in Connection with Change in Control by the Company Without Cause or by the Executive for Good Reason.

(i) If, within the period beginning on a Change in Control (as defined herein below), and ending two (2) years following such Change in Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall, subject to Section 8(i) below, be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “CIC Severance Benefits”):

(A) CIC Severance Payment. On the first day of the seventh (7th) month following the Executive’s Date of Termination, the Company shall pay the Executive a lump sum cash payment equal to the sum of (I) two times the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination, (II) the Target Bonus and (III) a pro rata portion of the Target Bonus for the calendar year in which Executive’s Date of Termination occurs and determined in accordance with the Pro Rata Target Bonus Calculation. If (i) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Section 4999”), and (ii) the Executive thereby would be subject to any United States federal excise tax due to that characterization, the Executive’s termination benefits hereunder will be reduced to an amount so that none of the amounts payable constitute excess parachute amounts payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.

(B) Health and Welfare Benefits. The Company shall pay to Executive on a monthly basis during the CIC Coverage Period a taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that Executive would pay for such coverage if the Executive was an active employee. “CIC Coverage Period” shall mean the period (I) commencing on the first day of the month following the Release Effective Date (provided that if the 60 day period described in Section 8(i) below begins in one calendar year and ends in another, the CIC Coverage Period shall commence not earlier than January 1 of the calendar year following the Date of Termination) and (II) ending on the earlier of (x) the expiration of 24 months from the first day of the CIC Coverage Period, and (y) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer. The payments provided by this Section shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Date of Termination. The foregoing payments are not intended to limit or otherwise reduce any entitlements that Executive may have under COBRA. In addition, the Company shall continue to provide the Executive with the same level of accident (AD&D) and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control) for the same period for which the Company shall provide the Executive with continued health care coverage payments.

All other benefits, if any, due the Executive following termination pursuant to this Section 8(g) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and other benefits provided for in this Section 8(g) are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(g)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the CIC Coverage Period, the Executive breaches in any material respect any of his obligations under Section 9 or the Confidentiality Agreement, the Company may, upon written notice to the Executive, (x) terminate the CIC Coverage Period and cease to make any further payments of the CIC Severance Payment and (y) cease any health and welfare benefits and payments, except in each case as required by applicable law.

(ii) For purposes of this Agreement “Change in Control” means the first to occur of any one of the following events:

(A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (1) the Company, (2) any Person who becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”) as a result of a reduction in the number of Voting Securities outstanding due to the repurchase of Voting Securities by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of more than 50% of the then outstanding Voting Securities, acquires beneficial ownership of additional Voting Securities representing 1% or more of the Voting Securities then outstanding, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (4) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Securities), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies);

(B) the date on which, within any twelve (12) month period (beginning on or after the Effective Date), a majority of the directors then serving on the Board are replaced by directors not endorsed by at least two-thirds (2/3) of the members of the Board before the date of appointment or election;

(C) there is consummated a merger or consolidation of the Company with any other corporation or entity or the Company issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Voting Securities or more than 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired more than 50% of the Company’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies); or

(D) the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), provided that such agreement or transaction of similar effect shall in all events require the disposition, within any twelve (12) month period, of at least 40% of the gross fair market value of all of the Company’s then assets; other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to occur hereunder unless such event constitutes a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.

(h) Mitigation; Offset. Following the termination of his employment under any of the above clauses of this Section 8, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company’s obligations hereunder; nor shall the payments provided by this Section 8 be reduced by the compensation earned by the Executive as an employee or consultant from such subsequent employment or consultancy.

(i) Release. Notwithstanding anything to the contrary in this Agreement, receipt of the Severance Benefits and the CIC Severance Benefits or other compensation or benefits under this Section 8 (other than the Base Obligations), if any, by the Executive is subject to the Executive executing and delivering to the Company a general release of claims following the Date of Termination, in substantially the form attached as Exhibit B (the “Release”), that, within 60 days following the Executive’s Date of Termination, has become irrevocable by the Executive (such date the Release becomes irrevocable being the “Release Effective Date”). If the Executive dies or becomes legally incapacitated prior to the Release Effective Date, then the Release requirements described in the preceding sentence shall apply with respect to the Executive’s estate and the Release shall be modified as reasonably necessary to allow for execution and delivery by the personal representative of the Executive’s estate or the Executive’s authorized legal representative, as applicable.

9. Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(a) Non-Competition. For a period of two years following the Date of Termination (the “Restricted Period”), regardless of the circumstances surrounding such termination of employment, the Executive will not, directly or indirectly (i) engage in any “Competitive Business” (as defined below) for the Executive’s own account while he is in self-employment or acting as a sole proprietor, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of the Company. For purposes of this Agreement, “Competitive Business” shall mean (x) any national securities exchange registered with the Securities and Exchange Commission, (y) any electronic communications network or (z) any other entity that engages in substantially the same business as the Company, in each case in North America or in any other location in which the Company operates. For purposes of this Agreement, “person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(b) Securities Ownership. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent or more of any class of securities of such person.

(c) Severability. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, in the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10. Specific Performance The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 9 above would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Disputes. Except as provided in Section 10 above, any dispute arising between the parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the parties, and/or in way relating to the Executive’s employment, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with AAA’s Employment Arbitration Rules then in effect. If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive, and the third to be selected by the two persons so selected, all in accordance with AAA’s Employment Arbitration Rules. With respect to any and all costs and expenses associated with any such arbitration that are not assignable to one of the parties by the arbitrator, each party shall pay their own costs and expenses, including without limitation, attorney’s fees and costs, except that the Company shall pay the cost of the arbitrators and the filing fees charged to Executive by the AAA, provided he is the claimant or counter claimant in such arbitration and is the prevailing party. The award of the arbitrators shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of the Executive’s legal counsel, who also shall be bound by confidentiality obligations no less protective than the provisions set forth in the Confidentiality Agreement. In the event of any court proceeding to challenge or enforce an arbitrators’ award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information, as defined in the Confidentiality Agreement (and documents containing Confidential Information) under seal, subject to court order and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Nothing contained in this Section 11 shall be construed to preclude the Company from exercising its rights under Section 10 above.

12. Miscellaneous.

(a) Acceptance. The Executive hereby represents and warrants, as a material inducement to the Company’s agreement to enter into this Agreement, that there are no legal, contractual or other impediments precluding the Executive from entering into this Agreement or from performing the services with the Company contemplated hereby. Any violation of this representation and warranty by the Executive shall render all of the obligations of the Company under this Agreement void ab initio and of no force and effect.

(b) Entire Agreement; Amendments. This Agreement, together with the equity award agreements between the Executive and the Company contain the entire understanding of the parties with respect to the employment of the Executive by the Company, and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein. For purposes of clarification, the parties agree that the Executive shall continue to be entitled to the retirement benefits attached as Exhibit C (“SERP Participation”). There are no restrictions, agreements, promises, warranties, or covenants by and between the Company and the Executive and undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Successor; Assignment. This Agreement is confidential and personal and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section 12(d), the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Company shall cause this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets and this Agreement shall be binding upon any successor to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall release the Company of its obligations hereunder, to the extent not satisfied by such successor, without the Executive’s prior written consent.

(e) Confidentiality of Tax Treatment and Structure. Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of this Agreement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

(f) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

if to the Company:

The Office of the General Counsel

The NASDAQ OMX Group, Inc.

One Liberty Plaza

New York, NY 10006

if to the Executive:

his address as shown in the records of the Company

(g) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Section 409A. Notwithstanding any other provision of this Agreement, any payment, settlement or benefit triggered by termination of the Executive’s employment with the Company shall not be made until six months and one day following Date of Termination if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (Section “409A”). Any installment payments that are delayed pursuant to this Section 12(h) shall be accumulated and paid in a lump sum on the day that is six months and one day following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. For purposes of this Agreement, termination or severance of employment will be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. Additionally, the amount of expenses eligible for reimbursement or in-kind benefits to be provided during one calendar year may not affect the expenses eligible for reimbursement or any in-kind benefits to be provided in any other calendar year and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. All reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and the Agreement shall be administered and interpreted in accordance with such intent. If any provision contained in the Agreement conflicts with the requirements of Section 409A (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A (or the applicable exemptions thereto). The Company, after consulting with the

Executive, may amend this Agreement or the terms of any award provided for herein in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Executive. This Section 12(h) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

(i) Clawback. The Executive agrees that compensation and benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company that is generally applicable to the Company’s executives, as may be in effect from time-to-time, or as required by applicable law.

(j) Audit Rights. Any and all equity compensation of any kind due hereunder to Executive after the Date of Termination shall be accompanied by a detailed statement from the Company showing the calculation for such compensation for the period being measured. Within thirty (30) days after the delivery of such statement, the Executive may notify the Company of any objections or changes thereto, specifying in reasonable detail any such objections or changes. If the Executive does not notify the Company of any objections or changes thereto or if within twenty (20) days of the delivery of an objection notice the Executive and the Company agree on the resolution of all objections or changes, then such statements delivered by the Company, with such changes as are agreed upon, shall be final and binding. If the parties shall fail to reach an agreement with respect to all objections or changes within such twenty (20) day period, then all disputed objections or changes shall, be subject to resolution in accordance with Section 11 above.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

*        *        *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Robert Greifeld Robert Greifeld

THE NASDAQ OMX GROUP, INC.

By:	/s/ H. Furlong Baldwin

Title:	Chairman of the Board

Exhibit A

THE NASDAQ OMX GROUP, INC.

EMPLOYEE CONFIDENTIALITY, NON-SOLICITATION,

AND INVENTION ASSIGNMENT AGREEMENT

This EMPLOYEE CONFIDENTIALITY, NON-SOLICITATION, AND INVENTION ASSIGNMENT AGREEMENT (“Agreement”), dated as of February 22, 2012 (“Effective Date”), by and between The NASDAQ OMX Group, Inc. and its subsidiaries (collectively “NASDAQ OMX”) and Robert Greifeld (“Employee”) (NASDAQ OMX and Employee, each a “Party” and together, the “Parties”).

WHEREAS, Employee is/will be employed by NASDAQ OMX, and in the course of Employee’s employment, NASDAQ OMX and its affiliates (collectively, the “Company”) have/will disclose to Employee, Employee has/will have access to, and Employee has/will receive, certain non-public, confidential, and proprietary information pertaining to the business of the Company, Company’s clients and customers (collectively, “Company Parties” and each, a “Company Party”); and

WHEREAS, any unauthorized disclosure or use of such information would cause grave harm to the Company Parties;

NOW, THEREFORE, in order to assure the confidentiality and proper use of Confidential Information and other Company Property (each as defined herein), and in consideration of Employee’s employment and continued employment with NASDAQ OMX and the compensation paid or to be paid for Employee’s services during his/her employment, and the mutual covenants and promises contained herein, Employee agrees with the Company in this Agreement as follows:

1. Confidential Information. Employee agrees and acknowledges that “Confidential Information” shall mean, without limitation, all non-public, proprietary information regarding the Company Parties, whether or not maintained in written form and whether in digital, hardcopy, or other format, including all personal information, all personnel information, financial data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, pricing and advertising techniques and strategies, research and development activities, software development, market development, exchange registration, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, communication and/or public relations products, plans, programs, recruiting strategies, databases, processes, inventions, financial formulas and methods relating to Company Parties’ business, computer software programs, accounting policies and practices, and all strategic plans or other matters, strategies, and financial or operating information pertaining to current or potential clients, customers, or transactions (including without limitation information regarding each Company Party’s current or prospective clients or customers, client or customer names, and client or customer representatives), templates and agreements, and all other non-public, proprietary, or confidential information, concerning or provided by or on behalf of the Company Parties, including, without limitation, information regarding any actual or prospective business opportunities, employment opportunities, finances, investments, and other proprietary information and trade secrets. Notwithstanding the above, Confidential Information shall not include any information that: (i) was known to Employee prior to Employee’s employment with NASDAQ OMX as evidenced by written records in Employee’s possession prior to such disclosure; or (ii) is or becomes generally and publicly available and known to all persons in the industries NASDAQ OMX conducts business other than as a result of unauthorized disclosure by Employee.

2. Company Property. Employee agrees and acknowledges that “Company Property” shall mean all property and resources of the Company Parties, or any Company Party, including, without limitation, Confidential Information, each Company Party’s products, each Company Party’s computer systems and all software, E-mail, web pages and databases, telephone and facsimile services, and all other administrative and/or support services provided by the Company Parties. Employee further agrees that “Company Property” shall include any processes, data, works of authorship, methods, Inventions (as that terms is defined below), developments, and improvements that Employee conceives, originates, develops, authors, or creates, solely or jointly with others, during or as a result of his/her employment with the Company, or using Company Property, and without regard to whether any of the foregoing also may be included within “Confidential Information” as defined under this Agreement.

3. Disclosure. All Company Property and Confidential Information is owned by and for the Company Parties exclusively; is intended solely for authorized, employment-related purposes on behalf of the Company Parties; and shall not be used for personal or other non-employment related purposes. Specifically, without limitation, Employee shall not, directly or indirectly, at any time, without prior express written authorization from NASDAQ OMX (i) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity Confidential Information or non-public Company Property; (ii) use any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his or her employment with the Company; (iii) remove Company Property or Confidential Information from the Company Parties’ premises without obtaining prior express written authorization from the Company; or (iv) review or seek to access any Confidential Information or Company Property except as required in connection with Employee’s employment.

4. Inventions. (a) Employee will promptly disclose to NASDAQ OMX, or its designee, all Inventions (as herein defined). For the purposes of this Agreement, “Inventions” shall mean all ideas, improvements, trade secrets, know-how, confidential technical or business information, sales and other commercial relationships, potential sales and other commercial relationships, business methods or processes, copyrightable expression, research, marketing plans, computer software (including, without limitation, source code(s)), computer programs, original works of authorship, industrial designs, trade dress, developments, discoveries, trading systems, trading strategies and methodologies, improvements, modifications, technology, algorithms and designs, (regardless of whether any of the foregoing are subject to patent or copyright protection), that are made, conceived, expressed, developed, or reduced to practice by Employee (solely or jointly with others) during or as a result of Employee’s employment with NASDAQ OMX or using Company Property, provided that such Invention(s) relate(s) in any manner to the Company, the business of the Company (including without limitation the services the Company provides to any of the Company Parties), or Employee’s employment.

(b) All Inventions shall be the exclusive property of NASDAQ OMX, and Employee acknowledges that all of said Inventions shall be considered as “works made for hire” belonging to NASDAQ OMX. To the extent that any Inventions may not be considered works made for hire, Employee hereby assigns to NASDAQ OMX, without any further consideration, all right, title, and interest in and to all such past and future Inventions, including, without limitation, all copyrights, all patents, all patent applications all provisional applications, divisional applications, continuation applications, continuation in-part applications, and all patents that may issue therefrom and all reissues, reexaminations and extensions thereof, all other intellectual property rights, all moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such rights, including, without limitation, the right to sue and recover damages or other compensation and/or obtain equitable relief for any past, present, or future infringement or misappropriation thereof. The assignment to NASDAQ OMX herein of all rights to the Inventions is without additional compensation to Employee. At Company’s expense, Employee will assist NASDAQ OMX in every proper way to perfect NASDAQ OMX’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, (i) executing in favor of NASDAQ OMX or any designee(s) of NASDAQ OMX documents confirming patent, copyright, and other applications’ assignment to NASDAQ OMX relating to the Inventions and (ii) the filing by NASDAQ OMX of such assignment in the United States Patent and Trademark Office, and any corresponding entities in any applicable foreign countries or multinational authorities, to record NASDAQ OMX or any designee(s) of NASDAQ OMX patents or patent applications as the assignee and owner of the patents or patent applications. Employee agrees not to challenge the validity of the Inventions or the ownership by NASDAQ OMX or its designee(s) of the Inventions.

5. Non-Disparagement. Employee agrees and acknowledges that he/she will not make or publish any disparaging statements (whether written or oral) about any of the Company Parties, or defame or publicly criticize any Company Parties, including but not limited to the services, business ventures, integrity, veracity, or personal or professional reputation of any of the Company Parties, in any manner whatsoever. Employee further agrees and acknowledges that he/she will not publicly comment upon or discuss any Company Parties, including but not limited to their businesses, investors, and/or potential investors, with any media source, including but not limited to any reporters, television, radio, movie, theatrical, internet web blog or web site, national or local newspaper, magazine, or any other news organization, news outlet, or publication. The Company agrees and acknowledges not to issue, circulate, publish in any mediasource, or utter, any false or disparaging statements, remarks or rumors about Employee.

6. Cooperation. If Employee receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which may or will require Employee to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties or any Confidential Information or Company Property, Employee shall: (i) to the extent permissible by law notify NASDAQ OMX’s Office of the General Counsel of the subpoena or other process within twenty-four (24) hours of receiving it; and (ii) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

7. Non-Solicitation. (a) Employee agrees that for a period of 24 consecutive months after the termination of his/her employment (for any reason), Employee shall not, directly or indirectly, for or on behalf of Employee, or any other person or entity, (i) solicit, recruit, hire, enter into any business arrangement or relationship with, endeavor to entice from any Covered Entity (as defined below), or otherwise interfere with a Covered Entity’s relationship with, any of its current employees or contractors, or anyone who was employed or engaged by any Covered Entity at any time during the 12 months prior to the termination of Employee’s employment, (ii) accept, review, share, or otherwise utilize any Confidential Information or Company Property, or encourage any personnel of any of the Company Parties to share or disclose any such information or property or to take or refrain from any other act in the course of their employment, or (iii) solicit, endeavor to entice away from any Covered Entity, or otherwise interfere with, any Covered Entity’s customer or client relationship with any of its current or potential customers, clients, or any persons or entities that were customers or clients, or that were solicited to be customers or clients with, any Covered Entity any time during the term of the Employee’s employment or during the 12 months prior to the termination of Employee’s employment. For the avoidance of any doubt, the restrictions in Paragraph 7(a)(i) shall at all times apply regardless of whether the individual is a present or former Covered Entity employee and regardless of how or why the individual’s employment or engagement with any Covered Entity may have terminated.

(b) For a period of 24 consecutive months after the termination of Employee’s employment (for any reason), Employee shall not, directly or indirectly, for or on behalf of Employee or any other person or entity, solicit, recruit, hire, or enter into any business arrangement or relationship with, any person who Employee knows, or reasonably could be expected to know by virtue of the information that was available to Employee from any of the Company Parties and/or by virtue of Employee’s employment with the Company, was recruited, solicited, interviewed, or considered for hire or retention by any Covered Entity, for any technology, operations, sales or business role during the Employee’s employment. For avoidance of doubt, the provisions of this Paragraph 7(b) shall apply to individuals regardless of whether Employee has personally met with them or otherwise had personal contact with them.

(c) For purposes of this Agreement, “Covered Entity” shall mean, the Company (as defined above) and any Company Party (as defined above) with which Employee has or had contact or a relationship during Employee’s employment with the Company, relating in any way to Employee’s employment with the Company.

(d) For the avoidance of doubt, nothing in this Paragraph 7 shall be construed to prohibit Employee from becoming employed or engaged by another entity after Employee’s termination of employment from the Company.

8. Acknowledgment. Employee hereby acknowledges and agrees that his/her employment with the Company requires undivided attention and effort. Therefore, Employee will not, during his/her employment with the Company, engage in any employment or business, other than for the Company, or assist in any manner any business that is competitive with the business or the future business plans of the Company, unless Employee receives prior express written consent from the Company. The foregoing shall not be construed to prevent the Employee from having other personal investments and being a member of groups the board of directors of other entities and industry groups involved in charity work, which, from time to time, may require minimal portions of his time, provided same shall be consistent with Section 2(b) of the Employment Agreement and also not interfere or be in conflict with his duties hereunder.

9. Return Of Confidential Information And Company Property. Upon termination for any reason of Employee’s employment with the Company, or at any time the Company may so request, Employee shall promptly deliver to the Company all Confidential Information and Company Property, including, without limitation, Inventions, in his/her possession or under his/her control, including all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property.

10. Injunctive Action. (a) Employee acknowledges and agrees that the foregoing provisions and restrictions are reasonable and necessary for the protection of the Company Parties and their respective businesses. These obligations are not limited in time to the duration of Employee’s employment and rather shall survive the termination of Employee’s employment, regardless of the reason for its termination. Employee agrees that his/her breach of any of the foregoing provisions will result in irreparable injury to the Company Parties, that monetary relief alone will be inadequate to redress such a breach, and further that the Company Parties shall be entitled to obtain an injunction to prevent and/or remedy such a breach (without first having to post a bond). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (“Injunctive Action”), the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such injunction. The Company’s right to an injunction is in addition to, and not in lieu of, any other rights and remedies available to the Company Parties under law or in equity, including any remedy the Company may seek in any arbitration brought pursuant to Paragraph 11 of this Agreement.

(b) Any Injunctive Action may be brought in any appropriate court located in New York, New York. Employee hereby irrevocably submits to the jurisdiction of the courts of New York, New York in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any such dispute shall be resolved in accordance with Paragraph 11 of this Agreement.

11. Arbitration. Except as provided in Paragraph 10 of this Agreement, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, and/or in way relating to Executive’s employment, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with AAA’s Employment Arbitration Rules then in effect. If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive, and the third to be selected by the two persons so selected, all in accordance with AAA’s Employment Arbitration Rules. With respect to any and all costs and expenses associated with any such arbitration that are not assignable to one of the Parties by the arbitrator, each Party shall pay their own costs and expenses, including without limitation, attorney’s fees and costs, except that the Company shall pay the cost of the arbitrators. The award of the arbitrators shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrators’ award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

12. Governing Law; Amendment; Waiver; Severability. (a) This Agreement shall be construed in accordance with and shall be governed by the laws of the State of New York, excluding any choice of law principles. This Agreement, together with the Employment Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by Employee and NASDAQ OMX.

(b) If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, NASDAQ OMX and Employee agree that an arbitrator or reviewing court shall have the authority to amend or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.

13. Miscellaneous. (a) For purposes of this Agreement, the connectives “and” and “or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence all facts or information that might otherwise be construed to be outside of its scope.

(b) This Agreement (i) may be executed in identical counterparts, which together shall constitute a single agreement; (ii) shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party, notwithstanding which Party may have drafted it; and (iii) the headings herein are included for reference only and are not intended to affect the meaning or interpretation of the Agreement.

(c) Without limiting the scope or generality of the terms of this Agreement in any way, Employee acknowledges and agrees that the terms of this Agreement and all discussions regarding this Agreement are confidential, and accordingly Employee agrees not to disclose any such information to any third party, except to Employee’s attorney(s), or as otherwise may be required by law. Notwithstanding the foregoing, Employee may disclose to any prospective employer the fact and existence of this Agreement, and provide copies of Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement to such entity (redacting all other portions of the Agreement). The Company has the right to apprise any prospective employer or other entity or person of the terms of Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement and provide copies of Paragraphs 3, 4, 5, 6, 7, 8, 9, and 10 to any such persons or entities.

(d) This Agreement is binding upon, and shall inure to the benefit of, Employee and the Company and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the Parties hereto acknowledge the acceptance of the terms of this Agreement as of the Effective Date, by the signatures of their respective duly authorized representatives.

EMPLOYEE

/s/ Robert Greifeld
Robert Greifeld

THE NASDAQ OMX GROUP, INC.

/s/ H. Furlong Baldwin
By:	H. Furlong Baldwin
Its:	Chairman of the Board

Exhibit B

Release of Claims

GENERAL RELEASE

WHEREAS, Robert Greifeld (hereinafter referred to as the “Executive”) and The NASDAQ OMX Group, Inc. (hereinafter referred to as “Employer”) are parties to an Employment Agreement, dated February 22, 2012 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise.

2. The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3. The Executive understands that he has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.

4. The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Office of the General Counsel, The NASDAQ OMX Group, Inc., One Liberty Plaza, New York, New York 10006. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under Section 8 (other than the Base Obligations) of the Employment Agreement.

5. The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

6. This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

7. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

8. The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

9. This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the              day of             , 20    .

Robert Greifeld

THE NASDAQ OMX GROUP, INC

By:
Name:
	Title:	Chairman of the Board

Exhibit C

SERP Participation

The Executive shall continue to participate in The NASDAQ OMX Group, Inc. Supplemental Executive Retirement Plan, as amended and restated effective as of December 31, 2008 (formerly, the Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan, the “SERP”). The Company reserves the right to modify or terminate the SERP at any time. Notwithstanding any term or condition contained in the SERP to the contrary, and subject to the Company’s right to modify or terminate the SERP at any time:

1.	Section 5.1 of the SERP shall be applied as if the age and service requirements stated therein were age 49 and four years of service rather than age 55 and ten years of service. Accordingly, the Executive shall be 100% vested in his accrued SERP benefit upon the later of his attainment of age 49 while employed and his completion of four years of service.

2.	Section 5.1 of the SERP shall be applied as if the age and service requirements stated therein were satisfied upon the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason pursuant to Section 8(b) of the Employment Agreement. Accordingly, under such circumstances, the Executive shall be 100% vested in his SERP benefit even if his employment terminates prior to his attaining age 49 and having completed four years of service with the Company.

3.	The death benefit provided in Sections 8.1 and 8.2 of the SERP shall become payable if the Executive dies before his SERP benefit commences, but after having satisfied the requirements of Section 5.1 of the SERP prior to modification by Section 1 above (and, if the foregoing conditions are satisfied, such death benefit will be payable even if the Executive’s death occurs after he has left employment with vested rights under the SERP, but before payment of the SERP benefit commences).

4.	Sections 6.4 and 7.4 of the SERP (relating to early retirement) shall apply only if the Executive has at least five years of service; provided that this special rule shall not permit the Executive’s SERP benefit to start earlier than age 55.

5.	These provisions shall not accelerate the rate at which the SERP benefit accrues so that the amount of the accrued SERP benefit shall be determined with reference to an accrual over a period of 3,650 days as provided in the SERP definition of “Accrued Benefit.”